Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS NEW INDEPENDENT DIRECTOR

New York, NY, December 21, 2017 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences, today announced that it has appointed Elliott Bisnow to serve as an independent director of the Company.

“As Lindblad continues to grow so does the breadth and expertise of our board, and we are eager to welcome Elliott’s voice and insight to the organization. Elliott brings proven entrepreneurial success and a spirit to the board that is in keeping with Lindblad’s brand and ethos. His success in producing high quality, experienced-based businesses that draw people from across generations make him a perfect addition to our board,” said Mark Ein, Chairman of the Board of Lindblad Expeditions.

Mr. Bisnow is the Co-founder of Summit, a growing global collective that hosts eclectic events for young social entrepreneurs and leaders across all disciplines, including Jeff Bezos, Reed Hastings, Richard Branson, Bill Clinton, and Eric Schmidt. Started in 2008, Summit’s ideas conference has been called “The Davos of Generation Y,” and now includes satellite events across the world. In 2013 Elliott took the concept behind Summit to a new level by acquiring Powder Mountain Resort, with the vision to create a physical space to foster innovation, entrepreneurship, arts and altruism in the form of the largest ski area in America.

Recognized by Inc. Magazine as one of “America’s Coolest Young Entrepreneurs,” Elliott also oversees the Summit Action Fund, which invests in innovative start-ups whose founders are entrepreneurs with strong morals and values. Prior to founding Summit, Elliott co-founded Bisnow Media Corporation, the largest commercial real estate media and events company in North America. He is also the co-founder of the Get Well Soon Tour; and a founding board member of the United Nations Foundation’s Global Entrepreneurs Council.

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“We are thrilled to welcome Elliott to the Lindblad Expeditions board. His ability to cross pollinate between industries for building good business - that’s also a social business - is an extraordinary discipline today. Elliott has managed to do what few others have in successfully creating high-end content experiences that appeal to everyone from Millennials to Boomers, from small events like the Summit Mountain Series catering to 150 people to the flagship Summit LA series with over 3,500 attendees, and we look forward to benefiting from his perspective and expertise as we expand the audiences we cater to and create a more diverse set of experiences” said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad.

“I am incredibly excited to join the Lindblad board. In addition to providing an amazing travel experience, much like Summit, Lindblad is about fostering conversations and understanding of the world around us and I look forward to working with the board, Sven and the management team and providing insight and guidance based on our own experiences,” stated Elliott Bisnow.

About Lindblad Expeditions Holdings Inc.

Lindblad is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. Lindblad’s common stock and warrants trade on The NASDAQ Stock Market under the symbols LIND and LINDW, respectively.

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